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                                                                      EXHIBIT 11
                         McDERMOTT INTERNATIONAL, INC.
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1996

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

                                                                      1996                1995              1994
                                                                      ----                ----              ----
Income before extraordinary
   items and cumulative effect
   of accounting changes                                        $       20,625     $        10,876    $        89,956

Less dividend requirements of preferred stock,
   Series C                                                             (8,266)             (8,266)            (6,084)
- ---------------------------------------------------------------------------------------------------------------------
Income applicable to common stock                                       12,359               2,610             83,872

Cumulative effect of accounting changes                                  -                  (1,765)          (100,750)
- ---------------------------------------------------------------------------------------------------------------------
Net income (loss) for primary computation                       $       12,359     $           845    $       (16,878)
=====================================================================================================================
Weighted average number of common
    shares outstanding during the year                              54,223,051          53,645,256         52,945,193

Common stock equivalents of stock
    options and stock appreciation
    rights based on "treasury stock"
    method                                                             149,033             103,133            522,740
- ---------------------------------------------------------------------------------------------------------------------
Weighted average number of common and
    common equivalent shares outstanding
    during the year for primary computation                         54,372,084          53,748,389         53,467,933
=====================================================================================================================
Earnings (loss) per common and
    common equivalent share: (1)
    Income before extraordinary
      items and cumulative effect
      of accounting changes                                     $         0.23     $          0.05    $          1.57
    Accounting changes                                                    -                  (0.03)             (1.89)
- ---------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $         0.23     $          0.02    $         (0.32)
=====================================================================================================================

(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the fiscal years presented.





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